                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [ ]
          Filed by a Party other than the Registrant [X]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [ ]  Definitive Proxy Statement
          [X]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                            WALLACE COMPUTER SERVICES, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

                                GUY P. WYSER-PRATTE
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [X]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                           [WYSER-PRATTE LETTERHEAD]

                                                                 October 4, 1996

                   HELP MAKE CORPORATE GOVERNANCE HISTORY.
               GIVE WALLACE SHAREHOLDERS THE RIGHT TO ACCEPT A
               PREMIUM TENDER OFFER WITHOUT BOARD INTERFERENCE.

DEAR FELLOW WALLACE SHAREHOLDER:

     At the Wallace Computer Services, Inc. annual meeting scheduled for November 6, 1996, you will have an opportunity to make corporate governance history. By voting the enclosed GOLD proxy card, you can restore the right to accept a qualified tender offer to the real owners of Wallace -- its shareholders.

     IN THE BEST SPIRIT OF AMERICAN CORPORATE DEMOCRACY, WE ARE SEEKING YOUR SUPPORT FOR A GROUNDBREAKING TENDER OFFER BY-LAW PROPOSAL. WE THINK THE WALLACE BOARD HAS REPEATEDLY DISPLAYED ITS CONTEMPT FOR YOU AND ALL SHAREHOLDERS. THIS WAS CONVINCINGLY DEMONSTRATED WHEN THE WALLACE BOARD BLOCKED MOORE CORPORATION'S TENDER OFFER LAST YEAR, DESPITE THE OVERWHELMING APPROVAL OF SHAREHOLDERS. YOU HAVE THE POWER TO MAKE CERTAIN THIS WON'T HAPPEN AGAIN.

     The Tender Offer By-law proposal would require the Wallace Board to terminate defensive measures against a qualified, all-cash tender offer for all shares of the Company after 90 days, UNLESS SHAREHOLDERS VOTE to support the Board's policy of opposing the offer.

     As the beneficial owner of more than 1 million Wallace shares, or about 2.3% of Wallace, I share your interest in seeing the Company's share value maximized for the benefit of all shareholders.

       YOU DECIDE IF THE WALLACE BOARD HAS ACTED IN YOUR BEST INTERESTS.

     Remember -- the Wallace Board has a fiduciary obligation to act in the best interests of all shareholders. We think the Board has failed to do so in the past. We therefore believe they cannot be trusted to do so in the future. Evidently, even the three Moore nominees elected to the Board last year have turned against you and the value maximizing platform upon which they campaigned. But don't take our word for it -- decide for yourself. In just the past year the Wallace Board has:

      rejected a tender offer by Moore Corporation for $56 per share (prior to the stock split) which represented an extraordinarily handsome 84% premium to shareholders, based on Wallace's stock price the day Moore first contacted management about acquiring Wallace.

      BLOCKED MOORE'S OFFER AGAIN EVEN AFTER MOORE INCREASED ITS OFFER TO $60 PER SHARE, DESPITE TENDERS FROM SHAREHOLDERS OWNING NEARLY 75% OF WALLACE'S OUTSTANDING SHARES AND THE REJECTION OF WALLACE'S THREE NOMINEES TO THE BOARD, ONE OF WHOM WAS CEO BOB CRONIN.

      failed to even attempt to negotiate a friendly transaction at a higher price ON YOUR BEHALF.

      SQUANDERED MORE THAN $10 MILLION OF COMPANY FUNDS -- YOUR MONEY -- ON ITS 'JUST SAY NO' DEFENSE, WITH NOTHING TO SHOW FOR IT. ASK YOURSELF IF YOU WOULDN'T HAVE BEEN BETTER OFF WITH $60 PER SHARE (PRE-SPLIT) AND POSSIBLY MORE, NEARLY A YEAR AGO.

      publicly and falsely claimed that the Tender Offer By-law proposal, even if adopted by shareholders, would not be 'given effect' because the by-law would be 'invalid'. Although no Delaware Court has resolved this issue, the validity of our Tender Offer By-law proposal is strongly supported by specific provisions in Delaware corporate law.

     We think these actions by the Wallace Board represent a severe breakdown of the Company's corporate governance system that require immediate correction by shareholders.

                   VOTE YOUR GOLD PROXY TO MAXIMIZE THE VALUE
                OF WALLACE FOR THE BENEFIT OF ALL SHAREHOLDERS.

     We also seek your support:

      to  elect the three Wyser-Pratte nominees  -- Guy P. Wyser-Pratte, William
      M. Frazier and W. Michael Frazier -- for election to the Wallace Board of Directors. The Wyser-Pratte nominees are commited to maximizing the value of Wallace and will seek to work with the Moore nominees to do so.

      to adopt another by-law proposal under which Wallace would not be governed by Section 203 of the Delaware General Corporation law. Delaware Section 203 requires any business combination between Wallace and a shareholder with more than 15% of the Company's shares to be approved by a supermajority vote of two-thirds of the remaining shares.

     AS WITH THE TENDER OFFER BY-LAW PROPOSAL, WE VIEW THIS BUSINESS COMBINATION PROPOSAL AS A MEANS TO ASSURE MAXIMIZATION OF WALLACE'S VALUE WITHOUT THE INTERFERENCE OF ANTI-TAKEOVER LAWS WHICH DISENFRANCHISE SHAREHOLDERS, WHILE PROTECTING THE BOARD AND MANAGEMENT.

              TAKE THIS OPPORTUNITY TO ACT IN YOUR BEST INTERESTS.
                          VOTE YOUR GOLD PROXY TODAY.

     Please vote FOR the Wyser-Pratte nominees and our two proposals on the GOLD proxy card and return it promptly in the postage-paid envelope enclosed. For further details and information about our nominees and two proposals, we encourage you to read the enclosed proxy statement carefully.

     If you have any questions about the issues discussed or about voting your shares, please contact MacKenzie Partners, Inc., which is assisting us with this election contest, toll-free at (800) 322-2885 or call Eric Longmire of Wyser-Pratte & Co. at (212) 495-5350.

     We appreciate your consideration and support of our nominees and proposals.

                                       Sincerely,


                                       GUY P. WYSER-PRATTE
                                       --------------------------------
                                       GUY P. WYSER-PRATTE
                                       President